[iGo logo here]


February 22, 2001


Lonnie Ramos
210 N. Sweetwater Lane
Orange, CA 92869

Dear Lonnie:

iGo Corporation is pleased to offer you the position of Senior Vice President of Channel Sales, with a start date of 3/12/01. This letter embodies all of the terms of our offer of employment to you and is contingent upon the satisfactory completion of a pre-employment drug screen and background checks.

BASE PAY
Your compensation will be $5,416.67 semi-monthly ($130,000.00 annually) with pay periods twice a month.

COMPANY QUARTERLY BONUS PROGRAM (UP TO $30K PER YEAR)
You will be eligible for a bonus of up to $7,500.00 per quarter, paid quarterly based on overall company meeting our Profit & Loss targets.

INDIVIDUAL COMMISSION PROGRAM (UP TO $30K OR MORE PER YEAR)
You will be eligible for commission based on your individual performance (Sales and profit goals to be mutually agreed upon). The target payout is $7,500.00 per quarter, paid quarterly. Here is how the payout would work:

               -------------------------- -------------------------------
                   PERCENT OF PLAN                PAYOUT PERCENT
                          80                           40%
                          90                           70%
                         100                           100%
                         110                           115%
                         120+                          130%
               -------------------------- -------------------------------

STOCK OPTIONS
Additionally, you will be awarded 100,000 iGo Corporation shares. The shares vest 25% on the first anniversary date of your employment and monthly thereafter for a total of four year vesting.

RELOCATION REIMBURSEMENT
Once you are ready to relocate to Reno/Tahoe, we will cover up to $50,000.00, $10,000.00 paid once you commit to move here, $20,000.00 upon relocation of entire family/house to the Reno/Tahoe, Nevada metropolitan area and $20,000.00 paid 60 days after your move. This relocation amount shall be used for all temporary housing expenses, flight expense, and costs incurred on the sale of your existing residence. In addition, iGo will reimburse actual moving expenses of household and personal belongings from California to Reno. This includes packing of household and personal items and moving two vehicles. You will report to Ken Hawk, CEO, and work at our facility located at 9393 Gateway Drive, Reno, NV 89511 at least two days each week.

Due to the competitive nature of our industry and our firm commitment to becoming number one, iGo has set an extremely high standard for the employees we recruit. Therefore, we will perform performance evaluations annually to coincide with anniversary dates.

A summary of our benefits are as follows:

     o STOCK OPTIONS: 100,000 post split shares at the then current market value with a 4 year vesting schedule, 25% per year.

     o PERSONAL TIME OFF (PTO): 96 hours annually. You will be eligible to begin utilizing your PTO after 90 days of employment.

     o HEALTH BENEFITS: Full medical, dental and vision benefits. You will be eligible for coverage on your 91st day of employment.

     o 401(K) PLAN: Eligible the first day following your 90-day introductory. Open enrollment is held quarterly.

As a team member, you will be expected to abide by company rules and regulations. This employment offer is contingent upon your agreement to the following items. You will be specifically required to:

     1.   Successfully pass our reference checking process.
     2. Pass a pre-placement drug test and sign a Drug Policy Acknowledgement form.
     3. Sign an I-9 Employment Eligibility Verification and present required identification confirming your right to work in the United States. This must be completed no later than three (3) days after your employment begins.
     4. Sign an Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

It is the goal of iGo to provide a positive, supportive work environment and a solid economic foundation upon which all employees may build a future. However, the Company is also cognizant that personnel changes are sometimes initiated by employees and management alike. In this regard, Employment at iGo is At Will. As a iGo team member, you may terminate employment at any time and for any reason whatsoever. Similarly, iGo may terminate your employment at any time for any reason whatsoever, with or without cause. This mutual employment arrangement supersedes all our prior written or oral communication with you and can only be modified by written agreement signed by the Chief Executive Officer or Chief Financial Officer of iGo. You should understand, iGo may change your responsibilities, duties, supervisor, work hours, work location and benefits programs from time to time, at its discretion, with or without notice.

If you wish to accept employment at iGo under the terms set out above, please sign and date this letter and return them to me no later than February 23, 2001.

Lonnie, we are looking forward to having you as a part of the iGo team and have a keen interest in developing a successful working relationship with you. Please review the terms of this offer and the At Will employment relationship as an indicator that we are extremely thorough in our quest to hire and employ only the most qualified team members. We look forward to your affirmative response and to a productive and exciting working relationship. If you have any questions or need further information please do not hesitate to contact me.


Sincerely,

/s/ Ken Hawk

Ken Hawk
CEO & Founder

I agree, by signing below, that iGo has made no promises other than what is outlined in this letter. It contains the entire offer the Company is making to me. I hereby accept this offer and intend to begin my employment on March 12, 2001.

Terms Approved and Accepted:        /s/ Lonnie Ramos
                              -----------------------------------------
                              Signature

                                        Lonnie Ramos
                              -----------------------------------------
                              Name

                                        February 23, 2001
                              -----------------------------------------
                              Date